Exhibit 23.5
12 Greenway Plaza, 12th Floor
Houston, TX 77046-1289
Phone 713-561-6500
Fax 713-968-7128
Web www.uhy-us.com
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference into this Registration Statement on Form S-3 of Magnum Hunter Resources Corporation and any amendment thereof and the related prospectus, of our report dated March 4, 2011, relating to the statement of revenues and direct operating expenses of the properties acquired from Quest Eastern Resource LLC, and PostRock MidContinent Production, LLC for the year ended December 31, 2009. We also consent to the references to our firm contained in this Registration Statement and the Prospectus or any Prospectus Supplement relating to the Registration Statement listed above, including under the caption “Experts”.
Houston, Texas
April 27, 2011
UHY LLP is an Independent Member of UHY International Limited